                                      LEASE

THIS LEASE, Made this 2nd day of May, 1994 by and between BLUE CROSS BLUE SHIELD OF NORTH DAKOTA, A CORPORATION and LINCOLN MUTUAL LIFE AND CASUALTY INS. CO., A CORPORATION whose post office address is 711 Second Avenue North, P.O. Box 1918, Fargo, North Dakota 58107, (hereinafter referred to as "Landlord" whether one or more) and GREAT PLAINS SOFTWARE INC, A CORPORATION, whose post office address is 1701 38th Street Southwest, Fargo, North Dakota, (hereinafter referred to as "Tenant").

     WITNESSETH, that the Landlord hereby leases to the Tenant, upon the terms herein set forth, those certain premises in the City of Fargo, County of Cass, and State of North Dakota, more fully described as follows, to-wit:

     Approximately 23,366 square feet located in the Village Square Office Park (hereinafter "Office Park") and illustrated on attached Exhibit 1 a floor plan with this portion of the leased premises outlined in red.

                                       and

     Approximately 9,231 square feet located in the Village Square Office Park (hereinafter "Office Park") and illustrated on attached Exhibit 1 a floor plan with this portion of the leased premises outlined in green.

                                       and

     Approximately 15,874 square feet located in the Village Square Office Park (hereinafter "Office Park") and illustrated on attached Exhibit 1 a floor plan with this portion of the leased premises outlined in blue.


                 (Hereinafter be referred to as the "Premises")

1. NEW LEASE. This Lease supersedes any and all prior leases or memorandums of lease by and between the Landlord and Tenant pertaining to the Premises or any portion thereof.

2. COMMON AREA USE. The use and occupation by the Tenant of the Premises shall include the non-exclusive use, in common with others entitled thereto, of the Common Areas located in and about the Office Park the present boundaries of which are depicted on an attached site plan marked Exhibit 2 (hereinafter Common Areas). Tenant's use of the Common Areas shall be subject to the limitations and restrictions set forth in this Lease and further subject to reasonable rules and regulations for the use of Common/Areas as adopted from time to time by Landlord.

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3.   BUILDING CHANGES.  Landlord hereby reserves the absolute right, which will, however, be reasonably exercised, at any time and from time to time, to make alterations or additions to, and to build basements or additional stories on the buildings comprising the Office Park, including without limitation, the building in which the Premises is contained, and to build adjoining the same. Landlord also reserves the right to construct other buildings or improvements upon the property upon which the Office Park is located from time to time and to make alterations thereof or additions thereto and to build basements or additional stories on any such building or buildings and to build adjoining same.

4. RIGHT TO RELOCATE. The purpose of the floor plan attached hereto as Exhibit 1 and the site plan attached as Exhibit 2 is to show the approximate location of the Premises in the Office Park. Landlord reserves the right, which will, however, be reasonably exercised, at any time to add to and relocate the various buildings, automobile parking areas, access roads, utility facilities, walk ways and other Common Areas and facilities shown on said Exhibits. The relative location of the Premises in the Office Park will be maintained as much as reasonably possible.

5. ACCEPTANCE OF PREMISES. TENANT ACKNOWLEDGES THAT TENANT HAS EXAMINED THE PREMISES AND THAT IT IS IN THE CONDITION CALLED FOR BY THIS LEASE AND THAT LANDLORD HAS PERFORMED ALL OF LANDLORD'S REQUIRED WORK, IF ANY, WITH RESPECT THERETO. If such work is all completed the Exhibit shall be marked "NONE". TENANT AGREES THAT THE PREMISES AND ANY IMPROVEMENTS OR PERSONAL PROPERTY LEASED, TRANSFERRED OR SOLD UNDER OR IN CONNECTION WITH THIS LEASE ARE LEASED, TRANSFERRED OR SOLD, AS IS, WITH ALL FAULTS AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY.

6. LANDLORD'S ACCESS TO PREMISES. Landlord or its agents shall have the right to enter the Premises at all reasonable times to examine the same, to show them to prospective purchasers or tenants of the building, and to make such repairs, alterations, improvements or additions in the Premises or the building of which it is a part as may be necessary, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and rent shall in no wise abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant because of the performance of any such work. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the building or of the Premises, except as otherwise herein specifically provided.

     During the six months prior to the expiration of this Lease

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Landlord may show the Premises to prospective tenants and place upon the
Premises the usual notices "To Let" or "For Rent" which notices Tenant shall permit to remain thereon without molestation. If during the last month of the term Tenant shall have removed all or substantially all of its property therefrom, Landlord may immediately enter and alter, renovate or redecorate the Premises without elimination or abatement of rent or other compensation and such action shall have no effect upon this Lease.

Landlord agrees not to inspect any portion of the Premises or any materials contained therein which are clearly and conspicuously marked CONFIDENTIAL by the Tenant. If access to any portion of the Premises so marked is required by Landlord, it shall obtain the prior written consent of the Tenant and Tenant shall be present on the occasion of such examination.

7. QUIET ENJOYMENT. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term of this Lease without hindrance or interruption by Landlord or any other person lawfully claiming by, through or under Landlord, subject, nevertheless, to the other terms and conditions of this Lease, and to all mortgages and underlying leases of record to which this Lease is, or may be or become subject or subordinate.

8. TERM AND COMMENCEMENT DATE. This lease is for a term beginning April 1, 1994 and ending on June 30, 1996.

9. RENTAL. The TENANT agrees to pay the LANDLORD rental of $25,768.00 per-month in advance on the day of each month during the term of this lease. If this lease does not commence on the first of the month TENANT shall pay a pro rata share of a month's rental for the period proceeding the first of the following month. TENANT shall pay a late payment fee of fifteen percent (15%) of the delinquent payment or fifteen dollars ($15.00) which ever is less.

10. RENT. Rent shall be calculated upon the basis of $6.25 per square foot of space within the Premises. Said amount shall be paid in twelve equal monthly installments in advance each lease year with the first monthly installment due the first day of the first calendar month following the commencement date. On the commencement date the Tenant shall pay a pro rated rental based upon the number of days remaining in the month in which the commencement date occurs. Such pro rated sum shall be equal to one-twelfth of the annual rent times a fraction, the numerator of which is the number of the days in such month on or after the Commencement Date of this Lease, and the denominator of which is the total number of days in such month.

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11.  LEASE YEAR.  The term "Lease Year" means each consecutive period of twelve
(12) full calendar months during the term of this Lease commencing on the Commencement Date, if that date shall occur on the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the first calendar month following the Commencement Date. Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year.

12. VERIFICATION OF TERM - FLOOR AREA - RENT. When the Commencement Date has been determined, Landlord and Tenant shall execute and deliver a statement, in duplicate, specifying the Commencement Date, the actual number of square feet of floor area in the Premises, and, the rent payable under this Lease, which completed statement shall be attached to and constitute a part of this Lease, as
Exhibit 3. In determining the floor area of the Premises and all other areas in the Office Park which are available from time to time for the exclusive use and occupancy by a tenant of Landlord: i) measurements from outside walls and store fronts shall be made from the exterior of the wall or store front; ii) measurements from walls adjacent to other leasable areas of the Office Park shall be made from the mid-point of the wall; iii) each two square feet of basement space shall be counted as one square foot of floor area; iv) if any portion of mezzanine or upper floor space is used for displaying or selling merchandise, each two square feet of the floor area of the entire mezzanine or upper floor space shall be counted as one square foot of floor area, otherwise the entire area of mezzanine or upper floor space will be excluded from floor area. Failure of Landlord and Tenant to execute Exhibit 3 shall not affect either party's obligations under this Lease.

13. USE OF LEASED PREMISES: Tenant shall occupy and use the Premises solely for the purpose of conducting its computer software business and all reasonably related activities.

14. ALTERATIONS AND IMPROVEMENTS. Without first obtaining Landlord's written approval and consent Tenant shall not make, cause to be made, or contract for any alterations, additions, or improvements to the Premises, or to install therein any trade fixture, exterior sign, floor covering, interior or exterior lighting, plumbing fixtures, heating and air conditioning equipment, shades or awnings, or make any changes to the store front, or other structural changes or additions to the Premises or mechanical systems serving the Premises. At the time Tenant requests Landlord's consent for any such improvement, alteration, or addition, Tenant shall deliver to Landlord Tenant's drawings and specifications for the proposed work, together with all other documentation required by Landlord's then current design criteria. All work undertaken must be in accordance with Landlord's design criteria in effect at the time the improvement or modification is made. The consent required in this paragraph shall not be

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unreasonably withheld and the Landlord shall act upon such requests within a reasonable time.

It is specifically understood that the Landlord will install the following improvements and Tenant will consent thereto subject to reviewing the plans and cost thereof:

     (a)  Demising wall - between Tenant's space and common area.

     (b)  Additional rest rooms.

     (c) HVAC equipment to provide for adequate heating and cooling for 150-200 people and 1 1/2 personal computers per person.

Tenant shall pay the first $15,000.00 of the total cost of constructing and installing items (a) through (c) and Landlord will pay the excess provided it has approved the plans and total cost.

Tenant shall be fully responsible for the cost of all alterations and improvements other than specified above.

15. OWNERSHIP OF IMPROVEMENTS AND FIXTURES. All alterations, installations, additions and improvements made upon or for the benefit of the Premises by either party shall, unless Landlord otherwise elects (by giving notice thereof to Tenant not less than thirty days prior to the expiration or other termination of this Lease), become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or sooner termination of this Lease. Movable furniture, trade fixtures and other personal property (including but not limited to furniture, power poles and electrical cabling track) not affixed to the Premises which is acquired by Tenant at its expense shall remain its property and may be removed at any time, provided Tenant promptly repairs any damage caused by such removal.

16. SIGNS - DISPLAYS. Tenant will not place or suffer to be placed or maintained anywhere in the Office Park or on any exterior door, wall or window of the Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord's written approval and consent. Prior to the Commencement Date Tenant shall, at its expense, install all signs required by and in compliance with Landlord's design criteria. Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times.

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17.  REAL ESTATE TAXES AND INSURANCE PREMIUMS.  The Landlord will pay all real estate taxes and special assessments in regard to the Office Park including the Premises.

18. TENANT'S FIRE INSURANCE. Tenant agrees that during the entire term of this lease Tenant will procure and keep in full force and effect at Tenant's own expense fire and extended coverage insurance on Tenant's own property including Tenant's leasehold improvements. Landlord agrees to keep the building housing the leased premises insured for fire and extended coverage but the amount of such insurance shall be in the sole discretion of Landlord.

19. LIABILITY INSURANCE. Tenant shall, during the entire lease term, keep in full force and effect at Tenant's own cost a policy of public liability and property damage insurance with respect to the Premises in which the limits of public liability for bodily injury or death shall not be less than $1,000,000.00 single limit. The insurance policy shall name Landlord and any persons, firms or corporations designated by Landlord as an insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord at least ten (10) days prior written notice. The insurance shall be in a responsible company qualified to do business in the State of North Dakota, approved by Landlord and a copy of the policy or certificate of insurance shall be delivered to Landlord.

20. UTILITIES AND JANITORIAL SERVICES. The Tenant will pay all heat and utilities including but not limited to water, garbage, sewage and electricity used or consumed in and about the Premises or provided in connection therewith and for janitorial services in the leased premises EXCEPT Landlord will pay the electricity for HVAC. The Landlord will provide control by Tenant of temperature control/setting of HVAC system.

21. REPAIRS AND MAINTENANCE - LANDLORD'S OBLIGATION. Landlord shall, within a reasonable period after receipt of written notice from Tenant, make or cause to be made necessary structural repairs to the exterior foundations and exterior walls of the Premises (but excluding the exterior of, and the frames surrounding all windows, doors, plate glass, storefronts and signs) and shall keep or cause to be kept in good order, condition and repair the exterior walls, foundations and roofs of the buildings constituting the Office Park, except for reasonable wear and tear.

22. REPAIRS AND MAINTENANCE - TENANT'S OBLIGATION. Tenant shall, at its expense, keep, replace and maintain the Premises (including maintenance of storefronts, exterior entrances and signs, all glass, and show window moldings) and all partitions, doors, store fronts, fixtures, equipment and appurtenances thereof (including lighting, heating and plumbing fixtures, interior walls, interior surfaces of exterior walls, and any air handling equipment or air

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conditioning system) in clean, neat and good order, condition and repair
(including reasonably periodic painting and decorating), damage by unavoidable casualty excepted. If Landlord is required to make repairs to said structural portions by reason of Tenant's, its agents' or employees' acts or omission to act, or if Tenant refuses or neglects to repair, maintain or replace property as required hereunder to the reasonable satisfaction of Landlord after ten days written notice, then Landlord may make such repairs or modifications without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures, or other property or to Tenant's business by reason thereof, and upon completion thereof and presentation of bill therefor, Tenant shall pay Landlord, as additional rent, at the time the next rent payment is due, the Landlord's cost and expense for making such repairs, plus 15% for overhead and supervision. Landlord and Landlord's agents shall be entitled at any reasonable time to enter, inspect and examine the Premises for the purpose of verifying Tenant's compliance with this Section.

23. PLATE GLASS. Tenant agrees to replace all plate glass and all other glass, if and when broken on said Premises. However, Tenant shall not be liable for plate glass if destroyed through negligence of the Landlord or its agents or servants and the Tenant shall have the right of insuring the plate glass if it so desires.

24. COMMON AREAS DEFINED. Common areas are defined as the parking areas, streets, fire corridors, driveways, walkways, curbs, gutters, drainage areas, landscaped areas, access roads, retaining walls, truck serviceways or tunnels, loading docks, pedestrian malls, (enclosed or open), courts, stairs, escalators, elevators, ramps and sidewalks, comfort and first aid stations, customer service areas, washrooms, management offices, utility rooms, community hall or auditorium, bus stops, and parcel pick-up stations, and the like, designated by Landlord for common use or benefit of tenants, occupants and other patrons of the Office Park and their employees, agents, servants, customers and other invitees. Common Areas may be located either within the Office Park or on land adjacent to the Office Park which is made available for the common use or benefit of tenants of the Office Park.

25. CONTROL OF ALL COMMON AREAS. All Common Areas and other common facilities provided by Landlord are for the general use or benefit, in common with other tenants, their officers, agents, employees, customers, and invitees and shall be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to promulgate and enforce reasonable rules and regulations, as it may deem appropriate, with respect to all Common Areas which shall apply equally and without discrimination to all tenants and permittees. Landlord shall have the right to construct, maintain and operate lighting facilities on

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all said areas and improvements; to police the same; to change the area, level, location and arrangement of parking areas and other Common Area facilities; to build multi-story or underground parking facilities; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to enforce parking charges (by operation of meters or otherwise), with appropriate provisions for free parking ticket validating by tenants; to construct, remove, and modify utility lines within the Common Areas; to grant easements through Common Areas; to close all or any portion of said areas or facilities to such extent as may, in the opinion of Landlord's counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to grant occupants of adjacent properties and others access easements to Common Areas and the right to use all Common Areas; to close temporarily all or any portion of the parking areas or common facilities, to regulate non-customer parking; to allow concessions, kiosks, mall shows and displays (provided the same do not substantially interfere with the access to the Premises) and to do and perform such other acts in and to said areas and improvements as in the use of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees, invitees, and customers. Landlord will operate and maintain the common facilities referred to above in such manner as it, in its sole discretion, shall determine and shall have full right and authority to employ and discharge all personnel with respect thereto.

It is specifically agreed that the Landlord will make available adequate parking for customers and employees on a non-reserved basis in the North parking lot adjacent to the Office Park. At no time will the Landlord request additional payment for non-reserved parking for employees.

26. NON-EXCLUSIVE USE OF COMMON AREAS. Tenant's right to use all Common Areas is a non-exclusive right, in common with Landlord, all other tenants in the Office Park, and all other to whom Landlord may through easements, operating agreements, leases, or agreement, authorize to use the Common Areas.

27. MODIFICATION OF COMMON AREAS. Landlord reserves the absolute right to designate additional land or improvements as Common Areas, withdraw land or improvements from Common Areas, to sell or lease areas formerly designated as Common Areas, to change the boundaries of Common Areas, and to construct, modify and remove buildings or other improvements on Common Areas. If the area of such Common Areas is diminished, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction. Landlord agrees, however, to provide within the limits of the Office Park, parking area or areas

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in a sufficient amount to meet all applicable governmental laws, codes and regulations.

28. INDEMNIFICATION. Tenant covenants and agrees to indemnify, defend and save Landlord harmless from and against any and all injury, loss, claims, damages, liability, costs and expenses, including reasonable attorney's fees, in connection with loss of life, personal or bodily injury, damage to property, or litigation arising from or out of any occurrence, in, upon or at the Premises or occasioned anywhere wholly or in part by any act, neglect or omission of Tenant or Tenant's agents.

29. WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other persons in the area, including but not limited to neighbors of the Tenant.

30. GOVERNMENTAL REGULATION AND RESTRICTIVE COVENANTS. Tenant shall, at Tenant's sole cost and expense, comply with and faithfully observe all of the rules, regulations, ordinances, laws and requirements of county, municipal, state, federal and other applicable governmental authorities, present or future, which affect the occupancy of use of the Premises.

31. ASSIGNMENT AND SUBLETTING. The Tenant may not assign this lease or sublease in whole or in part the Premises without the prior written consent of the Landlord. In the event the Landlord grants written consent to the Tenant for assignment or sublease, the Tenant shall, in any event, remain liable for the performance of all of the covenants of this lease. The consent required in this section shall not be unreasonably withheld.

32. CHANGE OF OWNERSHIP. If Tenant is a corporation, partnership, business trust, or other form of business association at any time during the term of this Lease, and there exists any transfer by sale, assignment, bequest, inheritance, operation of law or other disposition so as to result in the loss of or a change in the voting control of Tenant by the person or persons owing a majority of the voting control prior to such transfer, such change shall be considered a Transfer of this Lease under Section 29 and any such transfer without the written consent of Landlord shall constitute an event of default under this Lease. The provisions of this Section shall not apply to a corporation whose entire outstanding voting stock is listed on a national securities exchange or to a corporation if at least eighty (80) percent of the entire outstanding voting stock is owned by another corporation whose entire outstanding voting stock is listed on a national securities exchange. A "national securities exchange", as referred to herein, shall have the same meaning as defined in the Securities Exchange Act of 1934, as amended.

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33.  WAIVER OF SUBROGATION.  Landlord and Tenant each hereby release and waive any and all rights of recovery from each other and their respective officers, employees, agents and representatives for loss of or damages to their respective property or the property of others under their respective control, arising from any cause insured under any policy of fire and extended coverage insurance carried by such party to the extent such loss or damage is recoverable under such policy (an "Insured Loss") and without regard to the negligence of the other party that may have contributed to the loss or damage. Tenant further agrees to release all other occupants of the Office Park under lease or operating agreement with Landlord, their officers, employees, agents and representatives from any and all rights of recovery from such other parties for loss of or damages to Tenant's property or the property of others under Tenant's control, arising from any Insured Loss, under any policy of insurance carried by Tenant, provided that such party has a similar waiver in its lease. Under no circumstances shall Landlord be obligated to obtain similar provisions in agreements with other occupants of the Office Park or incur any liability for the failure to procure or insure that other stores have similar provisions in their leases or operating agreements with Landlord.

34. DAMAGE AND DESTRUCTION - LANDLORD'S OBLIGATION. If the Premises is partially or totally destroyed or damaged by fire or other insured casualty so as to become partially or totally untenantable, Landlord shall repair and rebuild the same as required by Section 34, except that Landlord shall have no obligation to repair and rebuild if: i) Landlord is unable to obtain all necessary permits and approvals therefor, including, without limitation, permits and approvals required from any agency or body administering environmental laws, rules or regulations; ii) Landlord terminates this Lease as authorized by Section 33; or iii) Tenant is in default under this Lease.

35. DAMAGE AND DESTRUCTION - OPTION TO TERMINATE. If (a) the Office Park, or the Premises, shall be destroyed or damaged by fire or other insured casualty to the extent of 25% or more of the cost of replacement thereof under the coverage of Landlord's insurance (notwithstanding that the Premises may be unaffected by such fire or other occurrence), or (b) if the Premises shall be partially or totally destroyed during the last three years of the term of this Lease, or (c) if the Office Park or the Premises shall be partially or totally destroyed by a cause or casualty other than one covered by Landlord's insurance, or (d) if Landlord's mortgagee shall require that the insurance proceeds be applied against the principal balance of Landlord's mortgage, then in such event, Landlord, may, if it so elects, rebuild the Premises, or it may give notice terminating this Lease as of a date not later than sixty (60) days after such damage or destruction. If Landlord elects to restore, repair or rebuild the Premises, Landlord shall,

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within sixty days after such damage or destruction, give Tenant notice of its intention to restore, repair or rebuild the Premises and then shall proceed with reasonable speed to make the repairs to or to rebuild the Premises. Unless Landlord elects to terminate this Lease, this Lease shall remain in full force and effect, provided, however, that Tenant shall have the right to terminate this Lease, upon not less than sixty days written notice to Landlord, if Landlord shall not have restored, repaired or rebuilt the Premises suitable for Tenant's use and occupancy within two years after the fire or other casualty (excluding time lost because of strikes, material shortages, Acts of God, or other causes beyond Landlord's control).

36. DAMAGE AND DESTRUCTION - LANDLORD'S RECONSTRUCTION. If Landlord shall elect or be obligated to repair or rebuild the Premises because of any damage or destruction, Landlord shall reconstruct the shell of the Premises to substantially the condition as it existed prior to the damage or destruction, provided that Landlord shall not be required to make any repairs to the extent such repairs are not fully covered by the insurance proceeds attributable to the Premises actually received by Landlord under insurance policies carried by Landlord, and subject to Tenant's obligation under Section 35. For the purposes of this provision, the shell of the Premises shall include the structural framing material, roof, unfinished concrete floor slab, side walls and a rear wall with exposed masonry or exposed studs extending from the floor slab to roof deck. Landlord shall make sanitary sewer, storm sewer, water and electrical service available to the Premises to the extent provided prior to the damage or destruction. All work to be performed by Landlord shall be done in such manner that upon completion thereof, that portion of the Premises repaired or rebuilt shall contain substantially the same amount of floor area as immediately prior to the damage or destruction. Tenant agrees to cooperate and assist Landlord in the restoration and reconstruction of the Premises.

37. DAMAGE AND DESTRUCTION - TENANT'S RECONSTRUCTION. If Landlord does not elect to terminate this Lease as provided in Section 33, Tenant shall, at its own cost and expense promptly and diligently commence to fully repair, replace and restore those portions of the Premises Landlord is not required to repair under Section 34, including, but without limitation, all walls, partitions, doors, floor coverings, painting and decorating, store front, plumbing and electrical systems and fixtures, telephone, heating, ventilating and cooling facilities, signs and other leasehold improvements (whether or not constructed by tenant), trade fixtures, furnishings, equipment, merchandise, signs and other personal property to a condition equal to, or better than, that existing prior to its damage or destruction. All construction shall be in accordance with plans and specifications approved by Landlord which satisfy Landlord's then current design criteria.

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38.  DAMAGE AND DESTRUCTION - INSURANCE PROCEEDS.  All proceeds payable from
Landlord's insurance policies with respect to the Premises shall belong to and shall be payable to Landlord. If Landlord does not elect to terminate this Lease, as provided in Section 33, Landlord shall, subject to the rights of Landlord's mortgagee, disburse and apply so much of any insurance recovery as shall be necessary to pay and reimburse Landlord for the costs incurred by Landlord with respect to Landlord's restoration work referred to in Section 34.

39. DAMAGE AND DESTRUCTION - TENANT'S OBLIGATIONS - RENT ADJUSTMENT. Should the Premises be rendered totally or partially untenantable as a result of any fire or other insured casualty, a just and proportionate part of the rent, but not of additional rents shall be abated until the earlier of: i) sixty (60) days after completion by Landlord of the restoration work Landlord is required to perform under Section 34, or ii) Tenant's reopening of the Premises for normal business following such fire or other casualty, or iii) the date the Premises would have been open for normal business had Tenant promptly and diligently proceeded to complete its reconstruction under Section 35; or iv) in the event Landlord terminates this Lease, until the date of termination. If rent is abated shall be computed upon the basis of the rent as abated. Tenant shall continue the operation of its business to the extent reasonably practicable from the standpoint of good business during any period of reconstruction or repair of the Premises. In no event shall Landlord be liable for interruption to the business of Tenant or for damage to or repair, reconstruction or restoration of any items belonging to Tenant or within the Premises.

40. CONDEMNATION - CONTINUATION OF LEASE. If title to the whole of the Premises shall be conveyed or condemned by right of eminent domain for any public or quasi-public use, then this Lease shall cease and terminate as of the date that possession is taken by the condemning authority. If less than all of the area of the Premises shall be so taken under eminent domain, the term of this Lease shall cease only with respect to the part so taken or conveyed, as of the day possession shall be taken by such authority; provided, however, that if the area taken amounts to more than 25% of the floor area of the Premises, either party shall have the right to terminate this Lease upon notice in writing within 30 days after such taking of possession. If more than 50% of the floor area of the building in which the Premises are located shall be so condemned or conveyed, whether or not any portion of the Premises shall be taken or conveyed, or if more than 25% of the total floor area in the Office Park shall be so condemned or conveyed, or if so much of the parking areas and Common Area facilities shall be so taken or conveyed that a reasonable number of parking spaces and sufficient other Common Area facilities, necessary, in Landlord's judgment, for the continued effective operation of the Office Park shall not be available for use by tenants and patrons of the Office

Park, or if required by Landlord's mortgagee, or if Landlord's mortgage requires the condemnation award to be applied to Landlord's loan, then, in any such event, Landlord may, by notice in writing to Tenant delivered on or before the day of surrendering possession to the condemning authority, terminate this Lease, and rent shall be paid or refunded as of the date of termination. Tenant shall have no claim against Landlord for the bonus value of any unexpired portion of the term of this Lease.

41. CONDEMNATION - RENTAL OBLIGATION AFTER TAKING. In the event this lease should terminate by reason of any taking or conveyance as aforesaid of the Premises or the Office Park, or any portion thereof, Tenant shall pay rent to the day when possession shall be taken by such authority, with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to such date. If this Lease shall continue in effect as to any portion of the Premises not so taken or conveyed, the rent shall be reduced to a fair and equitable amount based on the floor area of the Premises remaining after such taking (or conveyance) as compared to the floor area in the Premises prior to such taking, and all additional rents shall thereafter be computed on the basis of such remaining floor area.

42. CONDEMNATION - RESTORATION. If this Lease shall continue, Landlord shall, subject to the limitations set forth below, make all necessary repairs or alterations so as to constitute the portion of the remaining building a complete architectural unit, and the remaining Premises a complete operating unit. Landlord shall also restore or replace the parking areas and other common facilities as nearly as practicable to the area and condition they were in prior to any such taking. There shall be no abatement of rent during such repairs and restoration except to the extent otherwise provided above. Landlord's obligation under this Section shall be limited to an equitable portion of the condemnation award paid to Landlord and not applied by Landlord's mortgagee to the reduction of debt.

43. CONDEMNATION - RIGHT TO AWARD. All compensation awarded or paid for any taking or conveyance, as aforesaid, whether for the whole or a part of the Premises or otherwise, shall be the property of Landlord, whether such compensation shall be awarded as compensation for diminution in the value of the leasehold or of the fee, and Tenant hereby assigns to Landlord all of Tenant's right, title and interest in and to any and all such compensation. Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, (except to the extent that any compensatory items of Tenant's damages are specifically included in Landlord's condemnation award), such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all damage to Tenant's business by reason of the condemnation and for or on account of any cost or loss to which

Tenant might be put in repairing, restoring or removing Tenant's merchandise, furniture, and trade fixtures, as well as for the unamortized cost (amortized on a straight line basis over the term of this Lease) of Tenant's leasehold improvements to the extent Landlord has not contributed to the cost thereof.

44. CONDEMNATION OF LESS THAN A FEE. In the event of a condemnation of a leasehold interest in all or a portion of the Premises without the condemnation of the fee simple title also, this Lease shall not terminate and such condemnation shall not excuse Tenant from full performance of all of its covenants hereunder, but Tenant in such event shall be entitled to present or pursue against the condemning authority its claim and to receive all compensation or damages sustained by it by reason of such condemnation, and Landlord's right to recover compensation or damages shall be limited to compensation for and damages, if any, to its reversionary interest; it being understood, however, that during such time as Tenant shall be out of possession of the Premises by reason of such condemnation, this Lease shall not be subject to forfeiture for failure to observe and perform those covenants not calling for the payment of money. In the event the condemning authority shall fail to keep the Premises in the state of repair required hereunder, or to perform any other covenant not calling for the payment of money, Tenant shall have ninety days after the restoration of possession to it within which to carry out its obligations under such covenant or covenants. During such time as Tenant shall be out of possession of the Premises by reason of such leasehold condemnation, Tenant shall pay to Landlord, in lieu of rent provided for hereunder, and in addition to any other payments required of Tenant hereunder, an annual rent equal to the average annual rent paid by Tenant for the period from the commencement of the term until the condemning authority shall take possession, or during the preceding three full calendar years, whichever period is shorter. At any time after such condemnation proceedings are commenced, Tenant agrees, upon request of Landlord, to assign to Landlord all compensation and damages payable by the condemnor to Tenant, to be held without liability for interest thereon as security for the full performance of Tenant's covenants hereunder, such compensation and damages received pursuant to said assignment to be applied first to the payment of rents and all other sums from time to time payable by Tenant pursuant to the terms of this Lease as such sums fall due, and the remainder, if any, to be payable to Tenant at the end of the term hereof or on restoration of possession to Tenant, whichever shall first occur, it being understood and agreed that such assignment shall not relieve Tenant of any of its obligations under this Lease with respect to such rents and other sums except as the same shall be actually received by Landlord.

45. HAZARDOUS MATERIALS - DEFINITION. Tenant covenants and agrees that Tenant shall at all times from and after delivery of possession of the Premises to Tenant, be responsible and liable for, and be in complete and strict compliance with, all "Governmental" laws, ordinances, rules and regulations relating to "Environmental Protection", "Environmental Matters" and "Industrial Hygiene" (as such terms are hereinafter defined) arising, directly or indirectly, out of the use of "Hazardous Materials" in, on, under or about the Premises or the Office Park by Tenant, its agents, servants, employees, licensees, contractors, subtenants and concessionaires. The term "Governmental" as used herein shall include, without limitation, federal, state, and local governments, and political subdivisions and regulatory agencies of federal, state, and local governments. The term "Hazardous Materials" as used herein shall include, without limitation, whether now or subsequently listed in any Governmental listing or publication defining hazardous materials' substances defined as: 'hazardous substances', 'hazardous materials, or toxic substances' in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ.; and any subsequent amendments thereto, or replacement statutes thereof and ordinances, rules and regulations adopted and publications promulgated pursuant to said laws. The terms "Environmental Protection", "Environmental Matters" and "Industrial Hygiene" as used herein shall include, without limitation, any matter which affects the environment or which may affect the environment, the use of sophisticated electrical and/or mechanical equipment, chemical, electrical, radiological or nuclear processes, radiation, sonar and sound equipment, use of lasers, and laboratory analysis and materials. Tenant shall be deemed to be (1) the person in control, (2) an operator of the Premises and
(3) the person in charge with respect to the Premises for purposes of reporting requirements under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended. Tenant agrees (i) that should it or its agents, servants, employees, licensees, contractors, subtenants or concessionaires know of the release or threatened release of any Hazardous Materials, in, on, under or about the Premises, including, without limitation, the release or threatened release of any Hazardous Materials in connection with Tenant's work, or in connection with any alterations, replacements, installations, improvements and/or additions made by Tenant to the Premises or any part thereof during the term of this Lease, that it will promptly notify Landlord of such release or threatened release, and (ii) that it will provide all warnings of exposure to Hazardous Materials in, on, under or about the Premises, as required by law, including, but not limited to, all laws hereinabove referred to in this Section as the same may be amended from time to time, all ordinances, rules and regulations adopted and publications promulgated thereunder, and all future laws or case decisions to the same effect.

46. HAZARDOUS MATERIALS - COMPLIANCE WITH LAWS. Tenant further covenants and agrees, at its sole cost and expense, to procure, maintain in effect, and comply with all conditions of any and all permits, licenses, and approvals issued by governmental agencies for Tenant's use of Hazardous Materials in, on, under or about the Premises. Tenant shall prior to any use of the Premises affecting Environmental Protection, Environmental Matters and Industrial Hygiene or involving the use of Hazardous Materials, in, on, under or about the Premises, notify Landlord in writing of the intended use of such Hazardous Materials and promptly provide Landlord evidence of compliance with all Governmental laws, ordinances, rules and regulations pertaining to such use. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Premises in strict conformity with all applicable Governmental laws, ordinances, rules and regulations relating to Hazardous Materials, Environmental Protection and Industrial Hygiene.

47. HAZARDOUS MATERIALS - ENVIRONMENTAL AUDIT AND REMOVAL. Landlord shall have the right, upon written notice to Tenant ("Landlord's Notice"), at any time and from time to time during the term of this Lease, including, without limitation,
(i) prior to the expiration or earlier termination of the term of this Lease, or
(ii) in conjunction with a proposed assignment of this Lease or a proposed sublease of all or a part of the Premises requested by Tenant pursuant to the provisions of this Lease (in which event, Tenant's satisfaction of its obligations under this Section shall be a condition precedent to Landlord's consent to any such proposed assignment or sublease), to require Tenant, at its sole cost and expense, to cause an environmental audit and survey (the "Survey") to be made of the Premises, not later than fifteen (15) days following Landlord's Notice, by an environmental consulting firm (the "Consulting Firm") approved and/or designated by Landlord to determine whether the Premises contains any Hazardous Materials. Tenant shall, upon completion of such Survey, promptly furnish to Landlord a copy of such Survey prepared by the Consulting Firm. In the event said Survey shall disclose the presence of Hazardous Materials in, on, under or about the Premises, and if Landlord determines, based upon the original approved plans for Tenant's Work, or on the basis of any subsequent plans and specifications submitted to Landlord pursuant to the terms of this Lease, or on the basis of other information and data available to Landlord, that the existence of said Hazardous Materials arose out of or is in any way connected with the construction, use, manufacture, storage, sale, release or disposal of Hazardous Materials or products containing Hazardous Materials by Tenant, its agents, servants, employees, licensees, contractors, subtenants or concessionaires during the period of Tenant's occupancy of the Premises (the "Tenant Installed Hazardous Materials"), (i) Tenant shall, at its sole cost and expense, cause all of said Tenant Installed Hazardous Materials to be removed from in, on, under or about the Premises and transported from the Office Park for use, storage or disposal in compliance with all applicable laws by a hazardous materials abatement contractor (the "Abatement Contractor") licensed in the state in which the Office Park is located and approved by Landlord. In the event such removal and disposal of the Tenant Installed Hazardous Materials is performed by Tenant after the expiration or earlier termination of the term of this Lease, Tenant shall be deemed to be occupying the Premises as a licensee at a monthly charge in an amount equal to average rent for the last twelve months of the term of this Lease, which sum shall be charged to Tenant by Landlord until the date Landlord receives certification from the Abatement Contractor that all Tenant Installed Hazardous Materials have been removed from in, on, under or about the Premises and transported from the Office Park for use, storage or disposal, or (ii) Landlord may, at its sole option upon written notice to Tenant, cause all of said Tenant Installed Hazardous Materials to be removed from in, on, under or about the Premises and transported from the Office Park for use, storage or disposal, in compliance with all applicable laws, by a hazardous materials abatement contractor selected by Landlord, in which event, the costs and expenses of such removal and disposal, as reasonably estimated by Landlord, shall be paid to Landlord by Tenant, as additional rent, within ten (10) days after receipt of an invoice therefor. In the event Tenant fails to timely perform its obligations under this Section, Landlord shall have the right (but shall not be obligated) to perform Tenant's obligations under this Section, in which event, Tenant shall pay to Landlord, as additional rent, promptly, upon demand, the costs and expenses thereof; provided, however, in the event Landlord performs Tenant's obligations hereunder after the expiration or earlier termination of the term of this Lease, Tenant shall pay to Landlord, in addition to the foregoing costs and expenses, a monthly charge in an amount equal to the monthly charge determined pursuant to the provisions of this Section from the date of expiration or earlier termination of the term of this Lease until the date Landlord has completed Tenant's obligations under this Section. Landlord and Tenant agree that the foregoing monthly charge represents a reasonable estimate of the financial losses suffered by Landlord by Tenant's failure to timely perform its obligations under this Section.

In the event that the environmental audit and survey does not disclose the existence of any hazardous materials and the report by the Consulting Firm further states that the request for the audit and survey (Survey) was requested by Landlord without any reasonable factual basis for the belief that such hazardous material did exist then and in that event the cost of the audit and survey (Survey) shall be paid by the Landlord.

48. HAZARDOUS MATERIALS - LANDLORD'S APPROVAL. Tenant shall not take any remedial action in response to the presence of Hazardous Materials in, on, under or about the Premises, nor enter into any settlement agreement, consent decree or other compromise in respect to any Claims [as such term is hereinafter defined in Section 43 relating to Hazardous Materials in any way connected with the Premises], without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert Landlord's interest with respect thereto.

49. HAZARDOUS MATERIALS - INDEMNITY. Without limiting anything herein contained Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, losses, liabilities, penalties, damages, costs and expenses, including without limitation, attorneys' fees and costs (collectively "Claims"), arising out of or in any way connected with the use, manufacture, storage, sale, release or disposal of Hazardous Materials or products containing Hazardous Materials by Tenant, its agents, servants, employees, licensees, contractors, subtenants or concessionaires in, on, under or about the Premises during the period of its occupancy of the Premises including, without limitation; (i) any Claim by a federal, state or local Governmental agency or a private citizen arising out of or in any way connected with the environmental condition of the Premises; (ii) any Claim by any successor tenant, its agents, servants, employees, licensees, contractors, subtenants or concessionaires, arising out of or in any way connected with the environmental condition of the Premises; and (iii) the cost of any required or necessary repair, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith. The indemnity obligations of Tenant under this Section shall survive the expiration or earlier termination of the term of this Lease.

50. DEFAULT AND REMEDIES - EVENTS OF DEFAULT. Any one or more of the following occurrences shall constitute an event of default under this Lease by Tenant:

     (a) The failure of the Tenant to pay any rental, or additional rental of any kind or nature due hereunder within five (5) days after the same shall be due;

     (b) The bankruptcy or insolvency of the Tenant or any guarantor of this Lease, or the filing of any debtor proceedings, including petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of Tenant's or any such guarantor's property, or the making or assignment for the benefit of creditors, or the petitioning or entering into an arrangement by the Tenant or any guarantor of this Lease;

     (c) The vacation or abandonment by the Tenant of the Premises for a period of five (5) days;

     (d) The taking by any party of this Lease by writ of execution or similar process;

     (e) The failure of the Tenant to keep or perform any of the terms, conditions, covenants or agreements of this Lease covenanted and agreed to be observed or performed by Tenant, not otherwise specified as a default or event of default, for more than 30 days after written notice of such default or violation shall have been given to Tenant, provided that if the default be of such a nature that it cannot be reasonably cured within said thirty day period, and Tenant shall in good faith have promptly commenced the curing of such default within such period, then Tenant shall be deemed not in default hereunder if it shall diligently proceed to cure such default within the grace period expressly allowed by Landlord in writing.

51. DEFAULT AND REMEDIES - REMEDIES FOR DEFAULT. In the event of the occurrence of an event of default, as defined in Section 48, in addition to all other rights and remedies available to Landlord under this Lease or under law, Landlord shall have the following remedies:

     (a) At any time following an event of default, Landlord may, at Landlord's option, elect to terminate this Lease by written notice to Tenant specifying Landlord's intention to terminate this Lease, which notice may, but need not be, included in a notice of intention to evict or pleading in an eviction action. Notice may be served personally or by certified mail or in any manner authorized for service of any pleading or notice of intention to evict. Following service of the notice of termination, Tenant shall have the right to reinstate this Lease by paying to Landlord all rent and additional rentals, late charges and all other fees and charges payable under this Lease and curing all other events of default under this Lease, by no later than 11:59 p.m. of the third business day following either: i) personal delivery of notice of termination to Tenant's manager or assistant manager; ii) the expiration of one full day after mailing of notice of termination; or iii) such later day as specified by Landlord in the notice of termination. For the purpose of this provision, a "business day" shall be each Monday through Friday, inclusive, other than any federally recognized banking holiday for New Years, Christmas, Memorial Day, Independence Day, Fourth of July or Thanksgiving. Landlord shall be under no obligation to reinstate this Lease if Tenant fails to cure all events of default within the time and in the manner required herein.

Unless Tenant reinstates this Lease in the time and in the manner provided above, termination of this Lease will be effective, without further notice and without the necessity of any legal suit or action, upon the expiration of the period Tenant is allowed to reinstate this Lease. Delivery of Landlord's notice of termination under this provision is intended to satisfy any common law requirements relating to service of notice of default or demand for payment of rents prior to terminating a lease, and no further notice to quit, vacate, demand or legal process shall be necessary to terminate this Lease, whether or not any additional notice may be required by law as a condition to obtaining a judicial order evicting Tenant from the Premises.

Following the effective time of termination, Tenant shall have no further interest in the Premises or in this Lease, or any right to rents or profits generated by Landlord from the Premises and, subject to Landlord's right to recover damages as hereinafter provided. Tenant shall not be liable to Landlord for rent or additional rents which first accrue after the effective date of termination. Rents and other charges paid to Landlord for the post-termination use or occupancy of all or any portion of the Premises shall not reduce Tenant's obligations to pay all rents and other charges which accrued prior to the effective date of termination. No attempt by Tenant to cure defaults under this Lease following expiration of the time to cure defaults shall be valid. Landlord's acceptance of rent following expiration of the period of curing a default shall not, unless otherwise agreed by Landlord in writing, constitute reinstatement of this Lease, and any post-termination rental payments received or recovered by Landlord shall be applied by Landlord to satisfy Tenant's obligations under this Lease, without affecting the termination of this Lease.

     (b) At any time following an event of default, Landlord, shall, at its option, have the immediate right to re-enter the Premises, with or without legal process, and without terminating the Lease. Should Landlord elect to re-enter, it may take such steps as it deems necessary to secure the Premises and to exclude Tenant and its agents and employees therefrom; make such alterations and repairs as may be necessary in order to relet the Premises; and relet the Premises or any part thereof, on behalf of Tenant, for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable. Notwithstanding re-entry by Landlord, and until termination of this Lease, Tenant's obligations under this Lease shall remain in full force and effect and, unless Landlord has agreed to lease or otherwise convey all or any portion of the Premises, Tenant shall have the right to reinstate this Lease and retake possession of the Premises by curing all events of default and paying all late charges and legal fees due under this Lease. Any rents collected by Landlord following re-entry shall be applied as provided hereafter. To the extent that for any month after reentry, but prior to termination, Landlord receives net rents, as defined below, in excess of Tenant's rental obligation for such month, the excess shall be held by Landlord as security for Tenant's future obligations to Landlord under this Lease, and upon satisfaction of those obligations, shall be applied to the reduction of Tenant's past due obligations to Landlord.

Following re-entry, Landlord shall have no obligation to relet the Premises or otherwise mitigate Tenant's damages. In the event, notwithstanding this provision, any court were to impose on Landlord the obligation to mitigate Tenant's damages subsequent to re-entry, Landlord shall not be required to give preference to reletting the Premises over any other vacancies in the Office Park, and Landlord may condition the reletting of the Premises on, among other reasonable conditions, any one or more of the following: i) the payment of a fair market rate of rent for the Premises, whether or not that rate is in excess of the amounts reserved to Landlord under this Lease; ii) the compliance by the prospective tenant with the use clause and all other material covenants and agreements in this Lease (except those which cannot legally be performed by anyone other than Tenant); iii) the making of repairs and improvements to the Premises necessary to place it in first-class condition; iv) the provision of a security deposit or guaranty. Re-entry by Landlord solely for the purpose of securing the Premises and without any effort by Landlord to relet the Premises after Tenant's abandonment or vacation of the Premises, shall not impose any obligation on Landlord to mitigate damages.

     (c) In the event of the occurrence of an event of default, Landlord shall have a lien on all of Tenant's trade fixtures, and all other of Tenant's personal property located on the Premises to secure the payment of all rents due from Tenant to Landlord under this Lease and all other loss and damage suffered by Landlord as the result of Tenant's default. Following an event of default, Landlord may, with or without terminating this Lease or re-entering the Premises, take possession of such fixtures and personal property, and, in its sole discretion, sell the same at any public or private sale without notice to Tenant and apply the proceeds thereof first to the costs of such sale, including reasonable attorney's fees, and second, to all rentals and other charges due from Tenant to Landlord under this Lease. Any balance remaining after satisfying all amounts due and owing from Tenant to Landlord under this Lease, shall, within a reasonable time, be paid to the Tenant at its address set forth herein.

     (d) Following the occurrence of an event of default, Landlord shall be entitled to bring an action to enforce any bond, guaranty, or other collateral agreements, with or without bringing any prior action against Tenant.

52. DEFAULT AND REMEDIES - RECOVERY OF RENT AND REMOVAL. In addition to all other rights and remedies of Landlord provided by law and under this Lease, following an event of default, Landlord shall have the right to recover from Tenant, Tenant's successors and assigns, and any co-obligor, surety or guarantor, or other party legally responsible for Tenant's obligations under this Lease, all or any portion of Tenant's obligations under this Lease in the following amounts:

     (a) Rent, additional rents, legal fees, and all other charges owing by Tenant to Landlord under this Lease prior to the effective date of termination or re-entry; plus,

     (b) Damages subsequent to termination of the Lease equal the excess of all rent, additional rents reserved under this Lease reduced to present value to the date of the termination, over the rental value of the Premises for the remaining term of this Lease; plus,

     (c) For any period subsequent to re-entry but prior to termination of this Lease rent, additional rents, legal fees and other charges reserved under this Lease, as defined below, accrued as of the date of judgment, less the net rentals received by Landlord from the reletting of all or any portion of the Premises, after deducting Landlord's costs of reletting the Premises, including without limitation, leasing commissions, brokerage fees, costs of repairs, improvements or modifications made to the Premises, legal fees, and other costs incurred by Landlord in reletting the Premises; plus,

     (d) All direct and consequential damages, cost, expense, or loss suffered by Landlord as a proximate result of the breach by Tenant of any provision of this Lease for which Landlord is not fully compensated under subsection (a), plus,

     (e)  Interest on all rents and damages at the rate provided in Section 54.

53. DEFAULT AND REMEDIES - INTEREST ON AMOUNT OVERDUE. If any installment of rent or additional rents, or any other amounts due hereunder from Tenant to Landlord shall not be received by Landlord within ten (10) days after the amount is due, Tenant shall pay the Landlord interest on the unpaid balance overdue at a rate equal to the maximum amount permitted to be charged by the Landlord to the Tenant under North Dakota law, or one and one-half percent per month on the overdue balance, whichever is less, plus any attorney's fees and other costs of collection as provided in this Lease. The charging or acceptance of such interest by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies granted hereunder.

54. DEFAULT AND REMEDIES - LEGAL EXPENSE. If any case, suit or proceeding shall be brought by Landlord for recovery of possession of the Premises, or recovery of any rents or any other amount due under this Lease, or otherwise as the result of the breach by Tenant of any other obligation under this Lease, and if such a breach shall be established, Tenant shall be required to pay to Landlord all expenses incurred as a result thereof, including reasonable attorney's fees.

55. DEFAULT AND REMEDIES - WAIVER OF DEFAULT. The waiver by Landlord of any breach of any term, covenant or condition herein contained or the doing of any matter or payment of any sum by Landlord not required of Landlord by the terms hereof shall not be deemed to be a waiver or amendment of that term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any existing or preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding or existing breach at the time of acceptance of such rent. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.

56. DEFAULT AND REMEDIES - OPTION TO CURE DEFAULT. Landlord may, at its option, elect to cure at any time, without notice, (except as otherwise provided) , any default by Tenant under this Lease; and whenever Landlord so selects, and if not otherwise expressly provided for in this Lease, all costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorney's fees, together with interest on the amount of costs and expenses so incurred at the rate of eighteen percent (18%) per annum or the highest legal rate provided by law to be charged to Tenant, whichever is lower, shall be paid by Tenant to Landlord on demand, and shall be recoverable as additional rent.

57. DEFAULT AND REMEDIES - ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

58. DEFAULT AND REMEDIES - REMEDIES CUMULATIVE. All remedies provided by Landlord under this Lease are intended to be cumulative, and any one or more may be exercised by Landlord, at its option. The exercise by Landlord of any remedy reserved to Landlord under this Lease or provided by law is not intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be in addition to every other remedy now or hereafter existing at law, in equity or by statute.

59. RULES AND REGULATIONS. Landlord reserves the right to promulgate such reasonable rules and regulations relating to the Premises, Common Areas and the Office Park, and any part or parts thereof, as Landlord may deem appropriate and for the best interests of the tenants. Tenant agrees to abide by such rules, which shall be uniformly applied, and to cooperate in their observance.
Landlord shall also have the authority to establish in the rules and regulations reasonable fines and penalties for violations of the rules and regulations applicable to tenants of the Office Park. The rules and regulations, and any amendments or additions that may be made from time to time, shall be effective and become binding upon Tenant upon delivery of a copy of them to Tenant. Tenant shall be responsible for compliance by its employees, agents and contractors with all rules and regulations adopted by Landlord. Attached as Exhibit 4 is a copy of the regulations in effect as of the date hereof.

60. PROTECTION OF LENDERS - ESTOPPEL CERTIFICATE. Landlord and Tenant each agree that they will, at any time and from time to time, within ten (10) business days following written notice by the other party hereto specifying that it is given pursuant to this provision, execute, acknowledge and deliver to the party who gave such notice a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications) , and the dates to which the rent and any other payments due hereunder from Tenant have been paid in advance, if any, and stating whether or not, to the best of knowledge of the signer of such certificate, the other party is in default in performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge.

The failure of either party to execute, acknowledge and deliver to the other a statement in accordance with the foregoing provisions within the ten (10) day period shall constitute an acknowledgement by the party given such notice, which may be relied on by any person holding or proposing to acquire an interest in the Office Park or the Premises or this Lease from or through the other party, that this Lease is unmodified and in full force and effect and that the rent has been duly and fully paid to and including the respective due dates immediately preceding the date of such notice and shall constitute, as to any person entitled as aforesaid to rely upon such statements, a waiver of any default which may exist prior to the date of such notice.

61. PROTECTION OF LENDERS  -  ATTORNMENT.    Tenant shall, in the
event any proceedings are brought for the foreclosure of, or in the event of exercise of power of sale under, any mortgage or deed of trust made by Landlord covering the Premises, attorn in writing to the mortgagee or purchaser at such foreclosure sale and recognize such purchaser as Landlord under this Lease.

62. PROTECTION OF LENDERS - SUBORDINATION. This Lease and all of Tenant's rights hereunder shall be subject and subordinate to any and all ground leases or underlying leases or subleases that include the Premises, including, without limitation, a sale leaseback lease or leaseback leases to which Landlord is or may become a party as a tenant or a subtenant, and to the lien of all mortgages, in all amounts and all advances thereon, which may now or hereafter become a lien on the Premises, and to all renewals, replacements, modifications, consolidations and extensions thereof; provided, however, Tenant agrees that any such lessor or mortgagee may elect to have this Lease be made superior to any such ground or underlying lease or the lien of its mortgage, and in the event of such election and upon notification by Landlord or such lessor or mortgagee to Tenant to that effect, this Lease shall be deemed superior to said ground or underlying lease or to the lien of any such mortgage, whether or not this Lease is recorded or whether this Lease is recorded prior or subsequent to the date of recording of said ground or underlying lease or mortgage. This Lease shall also be subordinate and subject to the provisions of any easements and operating agreements affecting the Office Park. Tenant agrees to provide any such mortgagee or lessor whose name and address has been provided to Tenant with written notice of any default by Landlord under this Lease. The curing of any Landlord default by such mortgagee or lessor shall be treated as curing and performance by Landlord.

Upon request of Landlord, Tenant will within fifteen (15) days thereafter execute an agreement confirming that this Lease and Tenant's rights thereunder are subordinate to the lien or interest of any mortgage, trust deed, ground or other underlying lease or other instrument resulting from any other method of financing or refinancing (including any sale and leaseback) now or hereafter in force against the Office Park or the land or buildings of which the Premises are a part or against any buildings hereafter placed upon the land of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof, provided, however, that such mortgagee or lessor will agree that, in the event any action is taken to foreclose the lien of the mortgage or terminate any ground lease, this Lease and all rights of the Tenant under its terms to use and quiet possession of the Premises, including, but not limited to, easements, appurtenances and Common Areas and facilities in the Office Park, shall not be disturbed and shall continue in full force and effect so long as Tenant shall faithfully discharge each and every obligation on its part to be kept and performed under the terms of this Lease.

63. ENTIRE AGREEMENT. This Lease and the exhibits now or hereafter attached (as provided herein) and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises or matters related thereto, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

64. CAPTIONS. The captions used as headings for the various subject matters appearing in this Lease are used only as a matter of convenience to help find subject matters and are not to be construed as part of the Lease provisions nor in determining the intent of the parties to this Lease.

65. NO PARTNERSHIP RELATION. Landlord is not intended to be in any way or for any purpose a partner of Tenant in the conduct of its business, or otherwise, or joint adventurer, or a member of a joint enterprise with Tenant.

66. SEVERABILITY. If any term, covenant or condition of this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to person or circumstances other than those in respect to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

67. NO OPTION. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

68. RECORDING. Tenant shall not record this Lease without the written consent of Landlord.

69. HOLDING OVER. Any holding over after the expiration of the term of this lease or any renewal thereof with the consent of the Landlord, shall be construed to be a tenancy from month-to-month at the rents herein specified (pro-rated on a monthly basis) and shall otherwise be on the terms and conditions herein specified, so far as applicable.

70. SUCCESSORS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the respective successors and assigns of the said parties; and they shall all be bound jointly and severally by the terms, covenants, conditions and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by the Landlord in writing as hereinbefore provided.

71. OPTION TO RENEW. The Tenant shall have the option to renew the Lease for an additional five-year period. Tenant shall give written notice of its intention to renew the Lease at least ninety (90) days prior to the expiration of the initial term of the Lease. If intention to renew is not received by the Landlord, the Landlord has no obligation to renew the Lease with the Tenant. All of the terms and conditions of the Lease shall remain the same during the renewal period, if any, except for the amount of rent to be paid by the Tenant.

72. RENT DURING RENEWAL PERIOD. The rental during the renewal period shall be negotiated in good faith by Landlord and Tenant. Any actual increase shall consider, among other things, the following factors: The cost of funds to Landlord; changes in consumer prices; increased utility costs for the common areas; increased repair and maintenance charges as to both the common areas and other portion of the Office Park for which Landlord is responsible. Despite these statements (such being only for information purposes) regarding the method by which Landlord would request an increased rental during any renewal period, Landlord is not bound to any requirements as to demands for increased rent.

     IN WITNESS WHEREOF, the parties hereto have executed this lease as of the day and year first above written.

                                   Landlord:
                                   Blue Cross Blue Shield of North
                                   Dakota, a corporation



                                   By /s/ Robert Clark
                                      ---------------------------------

                                        Its: Executive V.P., Operations
                                             --------------------------





                                   Landlord:
                                   Lincoln Mutual Life and Casualty
                                   Ins. Co., a corporation



                                   By /s/ J. Scott Koltes
                                      ---------------------------------

                                        Its: President
                                             --------------------------

                                   Tenant:
                                   Great Plains Software, Inc., a
                                   corporation



                                   By  Jodi Uecker-Rust
                                      -------------------------------------

                                        Its:  Vice President, Operations
                                             ------------------------------

EXHIBIT 1 - Floor Plan of Village Square Office Park with the leased premises outlined in red, green and blue.



EXHIBIT 2 - The floor plan of Village Square Office Park depicting the Common Areas with such outlined in red.



EXHIBIT 3 - Verification of Term - Floor Area - Village Square Office Park.



EXHIBIT 4 - Rules and regulations relating to Village Square Office Park as of date of lease to which this exhibit is attached.

                                  [FLOOR PLAN]

                                    EXHIBIT 3

                              VERIFICATION OF TERM;
                         VERIFICATION OF SQUARE FOOTAGE;
                                       and
                        VERIFICATION OF MONTHLY AMOUNT OF
                          AMORTIZED FIXED IMPROVEMENTS

     This form is completed by the parties hereto pursuant to the requirements of the Lease dated the ____ day of _______________, 1994, between BLUE CROSS BLUE SHIELD OF NORTH DAKOTA, A CORPORATION and LINCOLN MUTUAL LIFE AND CASUALTY INS. CO., A CORPORATION and GREAT PLAINS SOFTWARE, INC.





     AGREED:

For Tenant_________________________    For Landlord_____________________________

___________________________________    _________________________________________

                                    EXHIBIT 4

                              RULES AND REGULATIONS

                                  [LETTERHEAD]



August 10, 1994

Ms. Jodi Uecker-Rust
GREAT PLAINS SOFTWARE, INC.
1701 38th. St. S.W.
FARGO, ND 58103

Dear Jodi,

     Reference is made to the Lease dated May 2, 1994 (the "Lease") by and between Great Plains Software, Inc. (GPS), Blue Cross Blue Shield of North Dakota (BCBSND) and Lincoln Mutual Life and Casualty Insurance Company (LMLCIC).

     As was agreed, BCBSND paid for Landlord and Tenant improvements during Phase III at Village Square Office Park. The Tenant, GPS, agreed to Reimburse BCBSND for all tenant improvements. Tenant improvements are summarized in the attached letter from Tracy Aksamit, AIA, Project Architect, dated March 14, 1994. The total of Tenant improvements is $132,424 dollars.

     Great Plains Software, Inc. agrees to pay an additional $6,500 per month to the rent beginning August 1, 1994 and for the next 22 months as outlined in the attached amortization schedule based on an interest rate of eight percent. The final additional payment will be in the amount of $6,298.00.

     If the lease is terminated for any reason prior to the ending date of June 30, 1996, the remaining unpaid principal will be due immediately.


BLUE CROSS BLUE SHIELD                         GREAT PLAINS SOFTWARE, INC.
     OF NORTH DAKOTA



By:  /s/ Michael B. Unhjem              By:  /s/ Jodi Uecker-Rust
     ------------------------------          ------------------------------
          Michael B. Unhjem             Title:  VP Operations
          Its President and CEO                 ---------------------------


LINCOLN MUTUAL LIFE AND CASUALTY
      INSURANCE COMPANY


By:  /s/ J. Scott Koltes
     ------------------------------
          J. Scott Koltes
          Its President

                                  [LETTERHEAD]




March 14, 1994


Scott Koltes
Lincoln Mutual Life
PO Box 1918
Fargo, ND 58107

Re:  Village Square Office Park
     Fargo, ND #9116-9, #9116-10

Dear Mr. Koltes:

Per your request the following is an accounting of the pay requests for work done at Village Square Office Park by YHRSRW projects #9116-9 and #9116-10.

            MinKo Construction     Grant's Mechanical    Fritz Electric
            ------------------     ------------------    --------------

           Landlord       Tenant        Landlord         Landlord        Tenant

#9116-9

09/23/93     21,190
10/27/93                                                    6,024        10,708
11/04/93     24,041        5,997
12/01/93                                                   15,966        28,384
12/03/93     20,556       17,203
12/28/93     20,497       18,950
12/29/93                                  91,216
                                             157
12/30/93                                   1,635
01/07/94                                                    8,236        14,642
01/25/94      5,512       28,157

#9116-10

01/07/94                                                                  2,230
01/21/94                   6,153           2,110
         ----------------------------------------------------------------------
             91,796       76,460          95,118           30,226        55,964

Scott Koltes
March 14, 1994
Page 2


Should you have any questions or comments, please do not hesitate to contact this writer.

Sincerely,

Yeater Hennings Ruff
Shultz Rokke Welch


By  /s/ Tracy Aksamit
    --------------------
Tracy Aksamit,
Project Architect

PROJ\9116-9\Koltes

                        * * * AMORTIZATION SCHEDULE * * *

TOTAL PAYMENTS: 22            INTEREST: 8 %          PRINCIPAL: $132,424.00

PAYMENT #     PAYMENT          INTEREST        PRINCIPAL           BALANCE

  1          $6,500.00          $882.83        $5,617.17         $126,806.83
  2          $6,500.00          $845.38        $5,654.62         $121,152.21
  3          $6,500.00          $807.68        $5,692.32         $115,459.89
  4          $6,500.00          $769.73        $5,730.27         $109,729.62
  5          $6,500.00          $731.53        $5,768.47         $103,961.15
  6          $6,500.00          $693.07        $5,806.93          $98,154.22
  7          $6,500.00          $654.36        $5,845.64          $92,308.59
  8          $6,500.00          $615.39        $5,884.61          $86,423.98
  9          $6,500.00          $576.16        $5,923.84          $80,500.14
  10         $6,500.00          $536.67        $5,963.33          $74,536.80
  11         $6,500.00          $496.91        $6,003.09          $68,533.72
  12         $6,500.00          $456.89        $6,043.11          $62,490.61
  13         $6,500.00          $416.60        $6,083.40          $56,407.21
  14         $6,500.00          $376.05        $6,123.95          $50,283.26
  15         $6,500.00          $335.22        $6,164.78          $44,118.48
  16         $6,500.00          $294.12        $6,205.88          $37,912.60
  17         $6,500.00          $252.75        $6,247.25          $31,665.36
  18         $6,500.00          $211.10        $6,288.90          $25,376.46
  19         $6,500.00          $169.18        $6,330.82          $19,045.63
  20         $6,500.00          $126.97        $6,373.03          $12,672.60
  21         $6,500.00           $84.48        $6,415.52           $6,257.09
  22         $6,298.80           $41.71        $6,257.09               $0.00

TOTAL AMOUNT REPAID: $142,798.80      TOTAL INTEREST: $10,374.80

                                LEASE AMENDMENT


This is an Amendment to the Lease dated May 2, 1994 between Blue Cross Blue Shield of North Dakota and Lincoln Mutual Life and Casualty Insurance Company ("Landlord") and Great Plains Software, Inc. ("Tenant"). Said Amendment is in accordance with paragraph 63 of the Lease. In the event that any provision of the Lease is inconsistent with any provision contained in this Amendment, the provision(s) of this Amendment shall control.

Tenant acknowledges and agrees that on November 7, 1995, the term of the Lease was extended to June 30, 1999, as amended below, and that rent for the Premises was increased by $467 per month for a total monthly rent of $26,235. Said extension and rent increase was a result of improvements made to the Premises by Landlord. Said improvements included the addition of a ceiling, changing the heating and ventilation systems, smoke alarms and the sprinkling system in the area adjoining Union State Bank.

In consideration of the terms of this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:


     In accordance with paragraph 3, Landlord will improve the Premises by adding ceilings to approximately 28,255 square feet with necessary changes to the heating air conditioning, ventilation, sprinkler and alarm systems. Landlord will also add standard lighting fixtures with standard florescent bulbs and add windows on the north and east side of the northeast area of leased space.

     Paragraphs 8, 9 and 10 are amended to reflect the additional rent due from Tenant for said improvements, the effective date of the new rent and the new termination date of the Lease. Effective March 1, 1997, or when the remodeling work is completed, whichever is sooner. Tenant's rent will increase by $3,037 per month for a total monthly rent of $29,272 per month. Said rent will be paid by Tenant until the termination of the Lease on June 30, 1998. Tenant may terminate the Lease by giving six months written notice to Landlord of Tenant's intent to terminate. Said notice shall be sent to Landlord by certified mail, return receipt requested.

     Paragraphs 20 and 21 are amended to add that all repairs and maintenance of the rest rooms dedicated to Tenant are the responsibility of Tenant. Tenant is also responsible for the janitorial services of the former "public" restrooms. Landlord is responsible for the repair and maintenance of the fixtures and drains of said "public" rest rooms. All drains that require mechanical cleaning or water jet cleaning will be the responsibility of Landlord. Tenant will contact Blue Cross Blue Shield of North Dakota Building Services Department @ 282-1010 (available 24 hours per day), for maintenance work that is the responsiblity of Landlord.

Paragraph 22 is amended to add the following:

     Rooftop air handlers that are used by both Tenant and Landlord Common Areas will be the responsibility of Landlord for general maintenance, upkeep and repair. Major repairs (compressors, fan assemblies, filter dryers, condenser coils, evaporator coils, component refrigerant lines, heat exchangers, combustion chambers) and major control components, excluding individual room and area controls, will be the responsibility of Landlord for Roof Top Units ("RTU") 1-13.

     General repairs (filter changes, seasonal operational adjustment of thermostats, operating ranges and service calls related to comfort level issues associated with minor failures of RTU's 1-13), adjustment and routine maintenance or RTU's 1-13 are the responsibility of Tenant.

     RTU's 15-18 are used by both Tenant and the VSOP Common Areas and are the responsibility of Landlord.

     Repair and maintenance of light fixtures (bulbs, ballasts' lenses and general electrical wiring and switches) are the responsibility of Tenant.

Dated this _______ day of ________________, 1996.

Landlord:
Blue Cross Blue Shield of North Dakota

By: ______________________________
Its: _____________________________

Landlord:
Lincoln Mutual Life and Casualty Insurance Company

By: /s/ J. Scott Koltes
   ----------------------
Its: President
     --------------------
Tenant:
Great Plains Software, Inc.

By: /s/ Terri F. Zimmerman
   -------------------------
Its: TERRI F. ZIMMERMAN
     GROUP VICE PRESIDENT
     FINANCE AND OPERATIONS
     -----------------------

                                       Page 2